Exhibit 10.26

CIENA CORPORATION
2000 Equity Incentive Plan
Non-Qualified Stock Option Agreement

Grant Date:	Number of Shares of Common Stock Covered by Option:

Exercise Price: $	Last Date to Exercise:[1]

We are pleased to inform you that the Corporation has granted you an option to purchase shares of Ciena Corporation common stock (the “Option”). Your grant has been made under the Ciena Corporation 2000 Equity Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is on file with Stock Administration. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This Option Agreement has been duly executed and delivered by all parties hereto, as of the above written Grant Date.

CIENA CORPORATION:
Stock Administration
ID: 23-2725311
Option Number:	1201 Winterson Road
Class:	Linthicum, MD 21090
Employee ID:	(800) 921-1144 ext. 7377
(410) 981-7377

     ACCEPTED AND AGREED TO:

By:
Employee Signature		Title: Senior Vice President, Finance
Chief Financial Officer

Name
Address 1
Address 2
Address 3
City, State, ZIP
Country

This is not a stock certificate or a negotiable instrument. Non-Transferable.

Vesting:

[1]	Certain events can cause an earlier termination of the Option. See “Exercise” on reverse side.

This Option will become vested as to 25% of the shares purchasable pursuant to this Option (the “Shares”) on the last day of the month in which occurs the first anniversary of the Grant Date (the “Initial Vesting Date”), if you have been providing services to the Corporation or an Affiliate continuously from the Grant Date to the Initial Vesting Date. Thereafter, this Option will become vested as to an additional 2.084% of the Shares on the last day of each month until either you cease to provide services to the Corporation or an Affiliate or the Option is fully vested.

Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested Shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under this Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the last Date to Exercise, or such earlier date following your death, disability or your ceasing to provide services as described below under “Service Requirements.” The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option. Certain corporate transactions involving the Corporation may cause this Option to terminate prior to the last Date to Exercise. The Plan provides important information regarding these corporate transactions.

Corporate Transaction:

As set forth in Section 18.1 of the Plan, a “Corporate Transaction” shall be deemed to have occurred with respect to the Corporation in the event of any of the following: (a) a dissolution or liquidation of the Corporation; (b) a merger or consolidation in which the Corporation is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Corporation in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Corporation or their relative stock holdings and the options granted under the Plan are assumed, converted or replaced by the successor corporation); (c) a merger in which the Corporation is the surviving corporation but after which the stockholders of the Corporation immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Corporation in such merger) cease to own their shares or other equity interest in the Corporation; (d) the sale of substantially all of the assets of the Corporation; or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Corporation by tender offer or similar transaction. Each Option holder shall be credited, as of the proposed effective date of a Corporate Transaction, and if still employed by the Corporation on the date such Corporate Transaction is consummated, with twelve (12) full months of additional vesting of this Option.

Service Requirements:

This Option will cease to vest and all unvested Shares will be immediately canceled on the date that you cease to provide services to the Corporation or an Affiliate (the “Termination Date”). You will have ninety (90) days after your Termination Date to exercise your vested Shares; provided, however, that if your services are terminated for Cause, this Option will expire on the Termination Date. In the event that you cease to provide services to the Corporation or an Affiliate because of your death or Disability, you or your estate will have 12 months after the Termination Date to exercise any vested Shares, to the extent such Shares were otherwise exercisable on the Termination Date.

Forfeiture:

The Corporation shall have the right to cause a forfeiture of your rights under this Agreement, including, but not limited to, the right to cause you to forfeit any outstanding Option in the event that the Company finds that you have: (i) violated the terms of any confidentiality agreement or obligation between you and the Corporation or an Affiliate; (ii) accepted employment with an entity which the Corporation determines is in a business that could result in comprising any confidentiality agreement or obligation between you and the Corporation; (iii) willfully failed or refused to perform material assigned duties; or (iv) engaged in willful, deliberate or gross misconduct toward the Corporation or an Affiliate.

Taxes and Withholding:

This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Shares arising from this grant, the Corporation shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Corporation or an Affiliate.

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